Exhibit 10.A

                          LEUCADIA NATIONAL CORPORATION
                              315 Park Avenue South
                             New York, NY 10010-3679


November 10, 2000

The FINOVA Group Inc.
4800 North Scottsdale Road
Scottsdale, Arizona 85251

Gentlemen:

     This letter agreement sets forth the principal terms and conditions on which Leucadia National Corporation or a subsidiary ("Leucadia") would be willing to invest up to $350 million in The FINOVA Group Inc. ("Finova").

     1. PREFERRED STOCK INVESTMENT. Leucadia will purchase 10 million shares of a new series of convertible preferred stock of Finova at a purchase price of $25.00 per share (the "PIK Preferred Stock"). The principal terms of the PIK Preferred Stock will be as follows:

     (a) FIVE YEAR PAY-IN-KIND: Cumulative dividends will be payable quarterly in additional shares of PIK Preferred Stock at the rate of 14% per annum during the first five years after issuance.
     (b) COUPON: Beginning in the sixth year, at Finova's option, cumulative dividends will be payable quarterly either: (i) in cash, in an amount equal to the greater of: (x) a rate of 14% per annum or (y) ten times the amount of any cash dividend paid or payable per share of Common Stock; or (ii) in additional shares of PIK Preferred Stock at the rate of 14% per annum.
     (c) CONVERSION: For a period from June 30, 2006 until the tenth anniversary of the date of issuance of the PIK Preferred Stock, each share of PIK Preferred Stock will be convertible, at the option of the holder, into ten shares of Common Stock at a conversion price of $2.50 per share of Common Stock (which number and price will be subject to normal anti-dilution adjustments).
     (d) VOTING: The PIK Preferred Stock will vote as one class with the common stock and will have twenty (20) votes per PIK Preferred Stock share, subject to New York Stock Exchange approval, or such lesser number of votes (but not less than ten votes) per PIK Preferred Share, as the New York Stock Exchange requires.
     (e) PREFERENCE RIGHTS: The PIK Preferred Stock will have a liquidation preference of $25.00 per share, plus accrued but unpaid dividends thereon.
     (f) REGISTRATION RIGHTS: The PIK Preferred Stock will be entitled to demand and incidental registration rights.

     2. RIGHTS OFFERING. As soon as practicable after the closing, Finova will conduct a rights offering whereby existing shareholders will be permitted to purchase up to 6 million shares of PIK Preferred Stock at a price of $25.00 per share ($150 million aggregate). The rights shall be transferable, and Leucadia shall act as standby underwriter of the offering with respect to $100 million of the offering. As compensation for agreeing to act as standby underwriter, Finova will pay Leucadia $ 5 million upon distribution of the rights.

The FINOVA Group Inc.
November 10, 2000
Page 2


     3. LEUCADIA WARRANT. Leucadia will receive a ten-year warrant to purchase for an aggregate exercise price of $125 million such number of shares of Common Stock that will represent 20% of the outstanding shares of Common Stock immediately after exercise, assuming for the purposes of such calculation the conversion and exercise of all outstanding securities which are or will be convertible or exercisable into shares of Common Stock (other than any securities issued or issuable in a merger, acquisition or public offering for cash at fair value, in respect of "out of the money" employee and director stock options, in respect of trust originated preferred securities issued by FINOVA Finance Trust ("TOPrS"), or as may otherwise be agreed to by Leucadia and Finova), and taking into account the exercise of the Leucadia Warrant itself.

     4. SHARING OF "UPSIDE" AND "DOWNSIDE" OF CERTAIN COLLECTIONS. The Common Stockholders, on the one hand, and holders of PIK Preferred Stock and of the Leucadia Warrant (collectively, the "Other Equity") on the other hand, will share in the collection, based on a December 31, 2005 measurement date, of the
(i) gross Investment in Financing Transactions as reflected on Finova's June 30, 2000 consolidated balance sheet (the "June 30 Balance Sheet"), (ii) Investments as reflected on the June 30 Balance Sheet, (iii) Offlease Aircraft as reflected in the June 30, 2000 Balance Sheet and (iv) the amount of any unfunded commitments existing as of June 30, 2000 to the extent such commitments are ultimately funded (collectively, the "Portfolio") in such amount that will yield 50% of the Sharing Amount (as defined below) being attributed to the Common Stockholders and 50% of the Sharing Amount being attributed to the Other Equity. The amount to be shared (the "Sharing Amount") will be $780 million PLUS the after tax gain, if any, or MINUS the after tax loss, if any, (in each case using a 40% tax rate) actually realized in the collection of the Portfolio. If the Sharing Amount is negative, it will be grossed-up by dividing the Sharing Amount by 60%. For purposes of determining the Sharing Amount, unrealized gains and unrealized losses on the balance of the Portfolio remaining outstanding at December 31, 2005 will be estimated by the Board of Directors of Finova and approved by a majority of the directors unaffiliated with Leucadia. The Board of Directors will determine the form of the distribution to securityholders, which will be payable by May 31, 2006 to Common Stockholders, if the Sharing Amount is a positive number, or to the Other Equity holders, if the Sharing Amount is a negative number.

     Once the Sharing Amount has been determined, if it is a positive number, the Sharing Amount to be distributed (the "Distribution") to the Common
Stockholders shall be in an amount, which, together with the Common Stockholders' equity interest in the Company MULTIPLIED by the undistributed portion of the Sharing Amount remaining in the Company, will equal 50% of the Sharing Amount. A recipient's equity interest in the Company shall be determined on a common stock equivalent basis.

     If the Sharing Amount is a negative number, the Distribution to the Other Equity holders shall be in an amount which, when the Distribution is subtracted from the product of (x) the Other Equity holders' equity interest in the Company MULTIPLIED BY (y) the sum of (i) the Sharing Amount (expressed as a positive number) PLUS (ii) the Distribution, will equal 50% of the Sharing Amount (expressed as a positive number).

The FINOVA Group Inc.
November 10, 2000
Page 3


     Any Distribution Amount to be paid to the Other Equity holders will be allocated pro rata to the relative equity interests in the Company of the PIK Preferred Stockholders and the Leucadia Warrant holder.

     5. REFINANCING OF EXISTING BANK DEBT. Leucadia's offer and Finova's acceptance is contingent upon Leucadia and the Company completing a refinancing or restructuring with the Company's lenders of the existing $4.7 billion in outstanding bank debt (the "Refinancing") upon terms acceptable to Leucadia and the Company. Promptly following execution of this agreement, Finova will notify the Banks of this agreement and request the Banks to commence such negotiation. Simultaneously with the Bank negotiations, Leucadia and Finova will commence negotiations of a mutually acceptable definitive agreement with respect to the Preferred Stock Investment and the other matters outlined in this agreement, which shall contain normal and customary representations, covenants, conditions and indemnities.

     6. ADDITIONAL CONDITIONS TO CONSUMMATION OF THE PREFERRED STOCK INVESTMENT. The obligation of Leucadia and Finova to consummate the Preferred Stock Investment, in addition to customary closing conditions, will be subject to receipt of required regulatory approvals (including the expiration or termination of any waiting periods under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended), exemption of Leucadia from Finova's existing rights plan, approval by the Board of Directors of Finova of each element of the transaction with Leucadia for purposes of Article IX of Finova's Certificate of Incorporation, and the absence of any applicable law or regulation and no judgment, injunction, order or decree prohibiting consummation of the Preferred Stock Investment and the other transactions contemplated hereby.

     The parties hereto agree to fully cooperate to promptly make all requisite regulatory filings and to work together to obtain required regulatory approvals.

     7. EXCLUSIVITY. To allow time for negotiation of the Refinancing, from and after the date hereof until the termination of exclusivity pursuant to the terms of this agreement and except as expressly permitted by the following provisions of this paragraph, Finova shall not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider (including furnishing any information to any other party) any proposal of any other person or entity relating to (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction, (ii) any sale, lease or exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Finova, in a single transaction or in a series of transactions or
(iii) any tender offer, exchange offer for securities of Finova or any purchase or other acquisition of beneficial ownership of 20% or more of the equity of Finova (or securities convertible into 20% or more of the equity of Finova) (an "Acquisition Proposal"); provided, however, that nothing contained in this paragraph shall prohibit Finova's Board of Directors from furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide, fully financed, written Acquisition Proposal which relates to the acquisition by another entity of all of the equity of Finova,

The FINOVA Group Inc.
November 10, 2000
Page 4


whether by merger, tender offer or otherwise, if and only to the extent that (A) Finova's Board of Directors, after consultation with independent legal counsel, determines in good faith that such action is necessary for Finova's Board of Directors to comply with its fiduciary duties to Finova's stockholders under applicable law, (B) Finova's Board of Directors determines in good faith after consultation with a nationally recognized expert with experience in appraising the terms and conditions of such unsolicited Acquisition Proposal, that such unsolicited Acquisition Proposal after taking into account the strategic benefits to be derived from the transaction with Leucadia and the long-term prospects of Finova, would, if consummated, result in a transaction more favorable to Finova's stockholders from a financial point of view (any such more favorable bona fide unsolicited Acquisition Proposal being referred to as a "Superior Proposal"), (C) the meeting of Finova's stockholders, if required to consummate the transaction with Leucadia, shall not have occurred and (D) prior to taking such action, Finova (i) notifies Leucadia of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making the Acquisition Proposal) as promptly as practicable (but in no case later than 24 hours) after receipt thereof, (ii) provides Leucadia with a copy of any written Acquisition Proposal, (iii) thereafter informs Leucadia on a prompt basis of the status of any discussion or negotiations with such a third party and any material changes to the terms and conditions of such Acquisition Proposal, (iv) promptly gives Leucadia a copy of any information delivered to such person which has not been previously been reviewed by Leucadia and (v) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the confidentiality agreement to which Leucadia is a party. Finova agrees to notify any investment banker or other representative of the substance of this agreement for the purpose of terminating any solicitation efforts that previously took place.

     The exclusivity provision of this agreement (but not the break up fee provision of this agreement) shall expire (i) if a definitive agreement with respect to the Preferred Stock Investment is not executed by Finova and Leucadia by December 8, 2000; (ii) if a term sheet for the Refinancing (which shall have been agreed to by Finova and Leucadia) (the "Term Sheet") is not presented to the agent banks for Finova's outstanding bank debt (the "Agent Banks") by December 20, 2000; and (iii) if the Agent Banks do not recommend approval of the Term Sheet (as such Term Sheet may be amended from time to time with the approval of Finova and Leucadia) to the lenders by February 27, 2001.

     8. BREAK UP FEE. If Finova accepts an offer from any party other than Leucadia relating to an Acquisition Proposal whether through direct purchase of stock or assets, merger, consolidation or otherwise, within one year from the date of this agreement, then Finova shall pay to Leucadia in immediately available funds, at Leucadia's option, either (i) $15 million or (ii) an amount equal to the product of 3 million multiplied by the excess of (x) the fair market value of the consideration to be paid for each share of Common Stock of Finova pursuant to such Acquisition Proposal over (y) $2.50.

     9. STOCKHOLDER APPROVAL. If Finova stockholder approval is required in order to implement the actions contemplated by this agreement, the Board of Directors of Finova shall recommend that stockholders approve the Preferred Stock Investment; provided, however, that the Board of Directors of Finova may withdraw such recommendation if Finova enters into an agreement for an Acquisition Proposal which complies with the provisions of paragraph 7 of this Agreement. If such stockholder approval is not received, Leucadia shall receive the break-up fee.

The FINOVA Group Inc.
November 10, 2000
Page 5


     10. ACCESS TO INFORMATION. From and after the date of this agreement, Finova will provide Leucadia with complete access to Finova's facilities, books and records, and personnel. The parties shall make their respective personnel available to each other in Phoenix, Arizona or New York, New York and shall cause their personnel to cooperate with the other in establishing a mutually acceptable plan for the Refinancing.

     11. NO EXTRAORDINARY TRANSACTIONS. During the term of the exclusivity period of this agreement, Finova agrees that, without the consent of Leucadia, except in the ordinary course of business, Finova will not enter into any agreement for or take any action related to (i) the sale of assets,(ii) the sale of securities, (iii) any financings or refinancings, (iv) any reorganization, recapitalization, dissolution or liquidation of Finova, (v) the material amendment to any existing, or entering into any new, employment, severance or other employee benefit arrangements or (vi) other material matters; PROVIDED, HOWEVER, that Finova may enter into an agreement for an Acquisition Proposal which complies with the provisions of paragraph 7 of this agreement.

     12. BOARD REPRESENTATION. Upon consummation of the Preferred Stock Investment, designees of Leucadia shall have six seats out of the ten-member Board of Directors, which designees shall be distributed evenly among the three classes of members of the Board of Directors. Finova will take all necessary corporate action to increase the size of its Board of Directors to ten (10) members and obtain all necessary resignations for existing directors to enable the Leucadia designees to be appointed to the Board of Directors.

     13. MANAGEMENT FEE. Upon consummation of the Preferred Stock Investment, Leucadia will receive a management fee of $5 million per year, payable quarterly, for a period of five years from consummation of the Preferred Stock Investment.

     14. NO PUBLIC DISCLOSURE. Except as may be required by law, without the prior consent of the other party, neither Leucadia nor Finova shall make any public announcement with respect to, or otherwise disclose, the existence of this letter or the terms of the possible transaction.

     15. COSTS AND EXPENSES. All costs and expenses (including legal, accounting and other advisory fees and disbursements) incurred in connection with this Agreement, the conduct of any due diligence review and the preparation and delivery of the definitive agreements and related documentation shall be borne by Leucadia to the extent incurred by it and by Finova to the extent incurred by it.

     16. GOVERNING LAW; MISCELLANEOUS. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York. This Agreement supercedes all prior discussions and correspondence between the parties and their affiliates in respect of the transactions described herein. This Agreement may only be amended by a written instrument signed by the parties. This Agreement may not be assigned by the parties without the prior consent of the other parties.

The FINOVA Group Inc.
November 10, 2000
Page 6


     17. SPECIFIC PERFORMANCE; EQUITABLE RELIEF. The parties agree that their remedies for any breach of this Agreement include, without limitation, specific performance and injunctive relief.

The FINOVA Group Inc.
November 10, 2000
Page 7


     Please acknowledge by your signature below that you wish to proceed in accordance with the terms of this proposal and that you agree to be bound by the terms of this agreement.


                                          Very truly yours,


                                          LEUCADIA NATIONAL CORPORATION


                                          By: /s/ Joseph S. Steinberg
                                             -----------------------------------
                                             Name: Joseph S. Steinberg
                                             Title: President

Accepted and Agreed To:

THE FINOVA GROUP INC.

By: /s/ Matthew M. Breyne
   -----------------------------------
   Name: Matthew M. Breyne
   Title: President and Chief Executive Officer

Date: November 10, 2000
     ---------------------------------